EXHIBIT 99.1

Medifast, Inc. Announces First Quarter 2013 Financial Results

Company Exceeds Revenue & Earnings per Share Guidance; First Quarter Revenue Increased 8% to $96 Million and Earnings per Diluted Share Increased 48% to $0.43

OWINGS MILLS, Md., May 8, 2013 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), a leading United States manufacturer and provider of clinically proven, portion-controlled weight-loss products and programs, today reported financial results for the first quarter ended March 31, 2013.

"Our ongoing efforts to execute on our strategic goals enabled us to generate results ahead of our expectations with first quarter earnings per share 48% higher than the prior year period," commented Michael C. MacDonald, Medifast's Chairman and Chief Executive Officer. "For the remainder of 2013, we remain optimistic that our profitable growth will continue as we increase consumer reach and grow Medifast's brand awareness. As the strength of our business continues, our team remains focused on realizing further operational efficiency improvements to maximize profitability throughout our Take Shape for Life, Medifast Direct, Medifast Weight Control Centers, and Wholesale Physicians sales channels."

First Quarter 2013 Results

For the first quarter ended March 31, 2013, Medifast net revenue increased 8% to $96.0 million from net revenue of $88.9 million in the first quarter of the prior year.  Each of the Company's three primary distribution channels, Take Shape for Life, Medifast Direct, Medifast Weight Control Centers and Wholesale Physicians, contributed to this year-over-year revenue increase.

Revenue in the direct sales channel, Take Shape for Life, increased 12% to $59.4 million in the first quarter of 2013 compared to $53.0 million in the same period last year. Growth in revenue for Take Shape for Life was driven by increased customer product sales. The Company ended the first quarter with approximately 11,300 active health coaches and the average revenue per health coach per month for the quarter increased 4% to $1,720 compared to $1,650 in the first quarter of 2012.

Beginning in the first quarter of 2013, the Company embarked on an advertising campaign, with messaging that emphasized a combination of direct response and call to action marketing along with brand building and awareness creation. The Company has re-allocated a portion of sales channel specific spending to highlight the Medifast brand across all businesses, and as a result, the previously reported Medifast Direct revenue to spend metric is no longer comparable to prior year periods. The Company will now report revenue to spend based on total revenue and total advertising spend as the Company believes this represents a better measure of the overall advertising effectiveness. In the first quarter of 2013, the Company's revenue to spend ratio improved to 9.6-to-1 versus 9.0-to-1 in the first quarter of 2012, due to the benefit from favorable leverage of a flat advertising spend year-over-year which helped increase first quarter net revenue 8%.

The Company's Medifast Direct channel revenue increased 2% to $23.0 million, compared to $22.5 million in the first quarter of 2012.  The Company effectively leveraged marketing dollars while closely monitoring the consumer discretionary spending environment.  Revenues in this channel are driven by an integrated marketing and advertising campaign. The first quarter Medifast Direct advertising spend was lower than the first quarter of 2012 as the Company re-allocated part of the sales channel spend into the Medifast brand advertising activities and gauged customer ordering activity. The Medifast Direct channel continues to emphasize e-commerce performance optimization by investing in tools and talent to drive website performance and conversion.

In the first quarter, the Medifast Weight Control Centers and Wholesale Physicians channel revenue increased 2% to $13.7 million. In the first quarter of 2013, while same store sales decreased 16% for corporate centers open greater than one year, the Company realized a $2.8 million profit improvement as compared to the first quarter of 2012.  The Company remained focused on profitability improvement by creating operational efficiencies, optimizing staffing levels, and managing expenses. The Company ended the first quarter with a total of 86 corporate and 36 franchise centers including 73 Medifast Weight Control Centers in the comparable store base as of March 31, 2013.  Going forward, the Company expects to expand the number of franchise locations and further enhance the customer experience and profitability at the corporate centers.

Gross profit for the first quarter of 2013 increased 8% to $72.4 million, compared to $66.8 million in the first quarter of the prior year. The Company's gross profit margin increased 30 basis points to 75.4% in the first quarter versus 75.1% in the first quarter of 2012. Gross margin improvement during the quarter was the result of offering fewer customer discounts, partially offset by increased commodity and shipping costs.

Selling, general and administrative expenses were $63.8 million compared to $60.6 million in the first quarter of 2012, an increase of $3.2 million.  As a percentage of revenue, selling, general and administrative expenses decreased 170 basis points to 66.5% versus 68.2%.

Operating income was $8.6 million, or 8.9% as a percent of net revenue, compared to $6.1 million, or 6.9% as a percent of net revenue in the first quarter of 2012.

The Company had an effective tax rate of 31.9% compared to 37.0% in the first quarter of 2012. The decrease in the effective tax rate was the result of state tax restructuring and the benefit of newly enacted research and development credits effective January 1, 2013 which are applicable retroactively to 2012 activities. The lower tax rate versus the first quarter of 2012 contributed $0.4 million or $0.03 per diluted share to the Company's first quarter 2013 earnings.

Net income was $5.9 million, or $0.43 per diluted share based on approximately 13.9 million shares outstanding compared to net income of $4.0 million, or $0.29 per diluted share, for the comparable quarter last year.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $97.3 million and working capital of approximately $63.7 million as of March 31, 2013.  Cash, cash equivalents, and investment securities for the first quarter of 2013 increased $8.9 million to $68.9 million compared to $60.0 million at December 31, 2012. As previously announced, the Company paid off the remaining value of its outstanding long term notes and remains free of interest bearing debt.

Outlook

The Company expects second quarter 2013 net revenue to be in the range of approximately $98 to $102 million. Earnings per diluted share are expected to be in the range of $0.45 to $0.50 based on a 34.4% effective tax rate.  This compares to reported earnings per diluted share of $0.20 in the second quarter of 2012. During the second quarter of 2012, the Company recorded a one-time $3.7 million FTC related expense, a $0.8 million gain in other income associated with proceeds from a key man insurance policy for the Company's former Executive Chairman of the Board, and accelerated compensation expense of $0.4 million owed to the former Executive Chairman. Excluding these items, earnings per diluted share were $0.45 in the second quarter of 2012.  Net of these items in the second quarter of 2012, a normalized tax rate would have been 30.4%.

For fiscal year 2013 the Company reiterated its previous guidance of net revenue to be in the range of $385 to $400 million and earnings per diluted share in the range of $1.70 to $1.80.  The Company anticipates a full year tax rate of approximately 34 to 35% in 2013.

Conference Call Information

The conference call is scheduled to begin at 4:30 p.m. ET on May 8, 2013. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.medifastnow.com and will be archived online through May 22, 2013. In addition, listeners may dial (877) 705-6003.

A telephonic playback will be available from 7:30 p.m. ET, May 8, 2013, through May 22, 2013. Participants can dial (877) 870-5176 to hear the playback and enter passcode 412421.

About Medifast

Medifast (NYSE: MED) is the leading easy-to-use, clinically proven, portion-controlled weight-loss program. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) the Take Shape For Life personal coaching division, 3) Medifast Weight Control Centers, and 4) a national network of physicians. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto www.MedifastNow.com.

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Health Coaches and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MED-F

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$49,230,000	$39,937,000
Accounts receivable-net of allowance for sales returns and doubtful accounts of $601,000 and $542,000	2,452,000	2,148,000
Inventory	18,419,000	20,804,000
Investment securities	19,669,000	20,057,000
Income taxes, prepaid	-	873,000
Prepaid expenses and other current assets	3,403,000	3,296,000
Deferred tax assets	1,718,000	1,460,000
Total current assets	94,891,000	88,575,000

Property, plant and equipment - net	40,131,000	40,109,000
Trademarks and intangibles - net	296,000	428,000
Other assets	486,000	1,139,000

TOTAL ASSETS	$135,804,000	$130,251,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$30,782,000	$28,221,000
Income taxes payable	181,000	-
Current maturities of long-term debt and capital leases	275,000	528,000
Total current liabilities	31,238,000	28,749,000

Other liabilities
Long-term debt, net of current portion	-	3,113,000
Capital leases, net of current portion	641,000	696,000
Deferred tax liabilities	6,619,000	6,907,000
Total liabilities	38,498,000	39,465,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized; 15,525,955 issued; 13,809,130 and 13,767,380 issued and outstanding	16,000	16,000
Additional paid-in capital	40,737,000	40,191,000
Accumulated other comprehensive income	594,000	553,000
Retained earnings	82,467,000	76,534,000
Less: cost of 1,608,908 shares of common stock in treasury	(26,508,000)	(26,508,000)
Total stockholders' equity	97,306,000	90,786,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$135,804,000	$130,251,000

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenue	$96,043,000	$88,924,000
Cost of sales	23,634,000	22,169,000
Gross Profit	72,409,000	66,755,000

Selling, general, and administration	63,831,000	60,618,000

Income from operations	8,578,000	6,137,000

Other income
Interest and dividend income, net	52,000	73,000
Other income	80,000	123,000
	132,000	196,000

Income before income taxes	8,710,000	6,333,000
Provision for income taxes	2,777,000	2,343,000

Net income	$5,933,000	$3,990,000

Basic earnings per share	$0.43	$0.29
Diluted earnings per share	$0.43	$0.29

Weighted average shares outstanding -
Basic	13,809,130	13,676,922
Diluted	13,913,343	13,827,821

CONTACT:  Timothy Robinson, Chief Financial Officer, ir@choosemedifast.com, ICR, Inc., Katie Turner, (646) 277-1228